As filed with the Securities and Exchange Commission on December 19, 2023

Registration No. 033-27294

Registration No. 333-109234

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 033-27294

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-109234

UNDER

THE SECURITIES ACT OF 1933

Kellanova

(Exact Name of Registrant as Specified in Its Charter)

Delaware	38-0710690
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

412 N. Wells Street Chicago, Illinois	60654
(Address of Principal Executive Offices)	(Zip Code)

Kellogg Company Bakery, Confectionery, Tobacco Workers and Grain Millers Savings and Investment Plan

(Full Title of the Plan)

John Min

Chief Legal Officer and Secretary

412 N. Wells Street

Chicago, IL 60654

Telephone: 269-961-2000

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On October 2, 2023, Kellanova (formerly known as Kellogg Company), a Delaware corporation (the “Registrant”), completed the previously announced spin-off (the “Spin-Off”) of WK Kellogg Co. As a result of the Spin-Off, the Kellogg Company Bakery, Confectionery, Tobacco Workers and Grain Millers Savings and Investment Plan (the “Plan”) is now sponsored by WK Kellogg Co.

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of the Registrant pertaining to the registration of shares of common stock, par value $0.25 per share (“Common Stock”), of the Registrant issuable under the Plan:

•	Registration No. 333-109234, filed with the U.S. Securities and Exchange Commission (“Commission”) on September 29, 2003, and

•	Registration No. 033-27294, filed with the Commission on March 7, 1989.

As a result of the Spin-Off and the transfer of sponsorship of the Plan, the offerings pursuant to the Registration Statements have terminated. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of post-effective amendment, any securities of the Registrant which remain unsold at the termination of the offerings, the Registrant hereby removes and withdraws from registration any and all shares of Common Stock registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 19th day of December, 2023.

KELLANOVA
(Registrant)

By:	/s/ John Min
John Min
Chief Legal Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities indicated on December 19, 2023.

Signature	Title

/s/ Steven A. Cahillane	Chairman and Chief Executive Officer and Director
Steven A. Cahillane	(Principal Executive Officer)

/s/ Amit Banati	Vice Chairman and Chief Financial Officer
Amit Banati	(Principal Financial Officer)

/s/ Kurt Forche	Vice President and Corporate Controller
Kurt Forche	(Principal Accounting Officer)

/s/ Stephanie A. Burns	Director
Stephanie A. Burns

/s/ Roderick D. Gillum	Director
Roderick D. Gillum

/s/ Zachary Gund	Director
Zachary Gund

/s/ Donald R. Knauss	Director
Donald R. Knauss

/s/ Mary A. Laschinger	Director
Mary A. Laschinger

/s/ Erica L. Mann	Director
Erica L. Mann

/s/ La June Montgomery Tabron	Director
La June Montgomery Tabron

/s/ J. Michael Schlotman	Director
J. Michael Schlotman

/s/ Carolyn M. Tastad	Director
Carolyn M. Tastad

Note: No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 under the Securities Act of 1933.